EXHIBIT 23.2

COVINGTON & BURLING

1330 Avenue of the Americas	NEW YORK
New York, NY 10019	WASHINGTON
Tel: 212.841.1000	SAN FRANCISCO
Fax: 212.841.1010	LONDON
www.cov.com	BRUSSELS

  June 27, 2006

Canadian Satellite Radio Holdings Inc.
Suite 2300, Canada Trust Tower
BCE Place, 161 Bay Street
Toronto, Ontario, Canada
M5J 2S1

Re:   Canadian Satellite Radio Holdings Inc. —
12.75% Senior Notes due February 15, 2014

Ladies and Gentlemen:

We have acted as special United States counsel to Canadian Satellite Radio Holdings Inc., a company amalgamated under the laws of the Province of Ontario (the “Company”), in connection with the offering by the Company of up to US$100,000,000 of new 12.75% Senior Notes due February 15, 2014 (the “Exchange Notes”) in exchange for the Company’s outstanding 12.75% Senior Notes due February 15, 2014 issued on February 10, 2006 (the “Original Notes”). The Company has filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), a Registration Statement on Form F-4 (the “Registration Statement”) relating to the Company’s offer to exchange the Exchange Notes for the Original Notes as set forth in the prospectus forming a part of the Registration Statement (the “Prospectus”).

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Covington & Burling
Covington & Burling